Exhibit 11
   Computation of Earnings Per Share
   (Thousands, except per share data)

                             Three months ended       Twelve months ended
                                  December 31,              December 31,

                                1995         1994       1995         1994
       Primary:

      Weighted average
       common shares
       outstanding  . . .         2,626      2,607        2,620       2,607
      Common equivalent
       shares   . . . . .             0          6            0           6
                                 ------     ------       ------      ------
      Weighted average
       common shares and
       common equivalent
       shares outstanding         2,626      2,613        2,620       2,613
                                  =====      =====       ======       =====
      Net income
       applicable to
       common shares  . .        $  681     $  161       $1,013      $  827
                                  =====      =====        =====       =====
      Primary earnings per
       share  . . . . . .        $ 0.26     $ 0.06       $ 0.39      $ 0.32
                                  =====      =====       ======       =====

      Fully Diluted:

      Weighted average
       common shares
       outstanding  . . .         2,626      2,607        2,620       2,607
      Common equivalent
       shares   . . . . .             0          0            0           6
      Additional shares
       assuming conversion
       of subordinated
       debentures   . . .           717        717          717         717
                                 ------     ------       ------      ------
      Fully diluted
       weighted average
       common shares and
       common equivalent
       shares outstanding         3,343      3,324        3,337       3,330
                                  =====      =====        =====       =====
      Net income
       applicable to
       diluted common   .        $  772     $  250       $1,373      $1,187
                                  =====      =====        =====       =====
      Fully diluted
       earnings per share        $ 0.23     $ 0.08       $ 0.41      $ 0.36
                                  =====      =====        =====        ====


   Common shares have been adjusted to give effect to the 5% stock dividend paid January 26, 1996.

   The $4,500,000 8% Convertible Subordinated Notes are convertible at December 31, 1993 to common shares at a price of $6.59 per share after giving effect to the stock dividend paid January 27, 1995.

   Earnings per common share and common equivalent share were computed by dividing the net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

   Earnings per common share, assuming full dilution, is determined by assuming that at the beginning of the period convertible notes were converted at the price per share in effect at that time and common share options were exercised. As to the options, incremental shares would be calculated using the treasury stock method, assuming common share purchases at the greater of the average market price of the common shares for the period or the ending price of the common shares.